Exhibit 99.2

FIN-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cell Therapeutics, Inc.

We have audited the accompanying balance sheets of Novuspharma S.p.A. (a development stage company) as of December 31, 2003 and 2002, and the related statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003 and for the period from January 1, 1999 (inception) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novuspharma S.p.A. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 and for the period from January 1, 1999 (inception) to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Reconta Ernst & Young S.p.A.

RECONTA ERNST & YOUNG S.p.A.

Milan, Italy

July 9, 2004

FIN-2

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

(In thousands, except share data)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	€73,423	€57,860
Securities available-for-sale (note 3)	—	50,483
Interest receivable	—	984
Accounts receivable, less allowance for doubtful accounts of €144 and €144	1,036	155
Prepaid expenses and other current assets	122	2,380

Total current assets	74,581	111,862
Plant and equipment, net (note 4)	5,739	5,046
Goodwill (note 2)	176	176
Other intangible asset, net	9	10
Other long-term assets	5,784	4,564

Total assets	€86,289	€121,658

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable (note 5)	€4,802	€5,506
Accrued expenses (note 5)	3,138	4,041
Current portion of deferred revenues (note 6)	436	668
Current portion of other long-term obligations	105	52

Total current liabilities	8,481	10,267

Other long-term obligations, less current portion (note 8)	1,690	1,155

Commitments and contingencies (note 7)

Shareholders’ equity: (note 9)
Common stock, par value € 1 per share:
Authorized and issued shares (num. 6,566,200)
Outstanding shares (num. 6,379,240 at December 31, 2003 and num. 6,478,959 at December 31, 2002)	6,379	6,566
Additional paid-in capital	159,026	162,894
Accumulated other comprehensive income (loss)	—	(165)
Deficit accumulated during the development stage	(89,287)	(56,580)
Treasury stock (num. 0 share at December 31, 2003 and num. 87, 241 shares at December 31, 2002)	—	(2,479)

	76,118	110,236

Total liabilities and shareholders’ equity	€86,289	€121,658

See accompanying notes to the financial statements.

FIN-3

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Year ended December 31,			Amounts accumulated during the development stage from inception to December 31, 2003
	2003	2002	2001
Revenues:
Research grants	€1,677	€5,493	€1,396	€8,644
Research services provided to third parties	—	—	90	3,046
Research services provided to related parties	1,247	65	—	1,312

Total revenues	2,924	5,558	1,486	13,002

Operating expenses:
Research and development	26,899	33,861	14,440	87,556
Selling, general and administrative	10,728	6,478	5,388	28,133
Amortization of purchased intangible assets	2	2	183	552

Total operating expenses	37,629	40,341	20,011	116,241

Loss from operations	(34,705)	(34,783)	(18,525)	(103,239)
Other income, net:
Investment income	1,357	1,921	15	3,295
Interest income	1,479	2,502	6,506	11,609
Gains on foreign currency, net	44	174	39	298

Other income, net	2,880	4,597	6,560	15,202

Net loss	€(31,825)	€(30,186)	€(11,965)	€(88,037)

Basic and diluted net loss per common share	€(4.89)	€(4.65)	€(1.83)

Shares used in calculation of basic and diluted net loss per common share	6,508,576	6,491,771	6,553,551

See accompanying notes to the financial statements.

FIN-4

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF SHAREHOLDERS’ EQUITY

(In thousands)

	Common stock		Additional paid-in capital	Deficit accumulated during the development stage	Treasury stock		Accumulated other comprehensive income/(loss)	Total shareholders’ equity
	Shares	Amount			Shares	Amount
Balance at January 1, 2001	6,566	339	168,688	(14,061)	—	—	—	154,966
Increase in share capital and conversion of the same into Euros, as per shareholders’ resolution of 9 April 2001 (2)	—	6,227	(6,227)	—	—	—	—	—
Purchases of treasury stock	—	—	—	—	40	(1,546)	—	(1,546)
Sales of treasury stock	—	—	2	—	(16)	634	—	636
Stock-based compensation	—	—	15	—	—	—	—	15
Unrealized losses on securities available-for-sale	—	—	—	—	—	—	(175)	(175)
Net loss for the year ended December 31, 2001	—	—	—	(11,965)	—	—	—	(11,965)

Comprehensive loss	—	—	—	—	—	—	—	(12,140)

Balance at December 31, 2001	6,566	6,566	162,478	(26,026)	24	(912)	(175)	141,931
Purchases of treasury stock	—	—	—	—	112	(3,045)	—	(3,045)
Sales of treasury stock	—	—	(2)	(368)	(49)	1,478	—	1,108
Stock-based compensation	—	—	418	—	—	—	—	418
Unrealized gains on securities available-for-sale	—	—	—	—	—	—	10	10
Net loss for the year ended December 31, 2002	—	—	—	(30,186)	—	—	—	(30,186)

Comprehensive loss	—	—	—	—	—	—	—	(30,176)

Balance at December 31, 2002	6,566	6,566	162,894	(56,580)	87	(2,479)	(165)	110,236
Purchase of treasury stock	—	—	—	—	26	(490)	—	(490)
Sales of treasury stock	—	—	—	(882)	(113)	2,969	—	2,087
Reimbursements to dissenting shareholders	(187)	(187)	(3,868)	—	—	—	—	(4,055)
Unrealized gains on securities available-for-sale	—	—	—	—	—	—	165	165
Net loss for the year ended December 31, 2003	—	—	—	(31,825)	—	—	—	(31,825)

Comprehensive loss	—	—	—	—	—	—	—	(31,660)

Balance at December 31, 2003	6,379	6,379	159,026	(89,287)	—	—	—	76,118

FIN-5

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

Amounts accumulated during the development stage

	Common stock		Additional paid-in capital	Deficit accumulated during the development stage	Treasury stock		Accumulated other comprehensive income/(loss)	Total shareholders’ equity
	Shares	Amount			Shares	Amount
Capital contribution at date of inception (January 1, 1999)	2,000	€103	€(43)	€—	—	€—	€—	€60

Ordinary shares issued (€0.052) issued in March 2000 (1)	4,566	236	153,689	—	—	—	—	153,925
Increase in share capital and conversion of the same into Euro, as per shareholders’ resolution of 9 April 2001 (2)	—	6,227	(6,227)	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	178	(5,081)	—	(5,081)
Sales of treasury stock	—	—	—	(1,250)	(178)	5,081	—	3,831
Shareholders’ contributions	—	—	15,042		—	—	—	15,042
Stock-based compensation	—	—	433	—	—	—	—	433
Reimbursements to dissenting shareholders	(187)	(187)	(3,868)	—	—	—	—	(4,055)
Unrealized losses on securities available-for-sale	—	—	—	—	—	—	(175)	(175)
Unrealized gains on securities available-for-sale	—	—	—	—	—	—	175	175
Net loss	—	—	—	(88,037)	—	—	—	(88,037)

Amounts accumulated during the development stage at December 31, 2003	6,379	€6,379	€159,026	€(89,287)	—	€—	€—	€76,118

(1)	Net of issuing costs.
(2)	Due to the conversion of share capital from Lira to Euros, par value increased from € 0.052 to € 1.00 (see note 9).

See accompanying notes to the financial statements.

FIN-6

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,			Amounts accumulated during the development stage from inception to December 31, 2003
	2003	2002	2001
Operating activities
Net loss	€(31,825)	€(30,186)	€(11,965)	€(88,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,397	1,115	880	4,186
Employees’ leaving entitlement accrual	299	275	195	1,047
Bad debt provision accrual	—	42	82	144
Amortization (accretion) of investment premium (discount)	93	76	15	184
Equity-based compensation expense	255	176	2	433
Loss (gain) on sale of investment securities	(287)	(255)	—	(542)
Changes in operating assets and liabilities:
Interest receivable	984	86	(367)	—
Accounts receivable, net	(881)	(121)	40	(1,181)
Prepaid expenses and other current assets	2,258	(1,056)	(1,205)	(59)
Other long-term assets	(1,475)	(1,595)	(1,293)	(5,784)
Accounts payable	(704)	1,869	770	4,726
Accrued expenses	(903)	2,348	(721)	2,864
Deferred revenues	(232)	(966)	1,634	436

Total adjustments	804	1,994	32	6,453

Net cash used in operating activities	(31,021)	(28,192)	(11,933)	(81,583)

Investing activities
Purchases of securities available-for-sale	—	(22,057)	(43,685)	(65,742)
Proceeds from sales of securities	50,842	15,256	—	66,098
Purchases of property and equipment	(1,822)	(2,394)	(2,081)	(7,871)
Purchase of business from Boehringer Mannheim S.p.A.	—	—	—	(898)

Net cash provided by (used in ) investing activities	49,020	(9,195)	(45,766)	(8,413)

FIN-7

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

	Year ended December 31,			Amounts accumulated during the development stage from inception to December 31, 2003
	2003	2002	2001
Financing activities
Proceeds from initial public offering, net of offering costs	—	—	—	153,077
Proceeds from increase in common stock	—	—	—	848
Shareholders’ contribution	—	—	—	15,043
Repayment of long-term obligations	(379)	(158)	(85)	(2,294)
Payments to dissenting shareholders	(4,055)	—	—	(4,055)
Proceeds from Ministry of Health financing	401	—	—	401
Proceeds from long-term obligations	—	—	—	1,550
Purchase of treasury stock	(490)	(3,045)	(1,546)	(5,081)
Sales of treasury stock	2,087	1,108	636	3,831

Net cash provided by (used in) financing activities	(2,436)	(2,095)	(995)	163,320

Net increase (decrease) in cash and cash equivalents	15,563	(39,482)	(58,694)	73,324
Cash and cash equivalents at beginning of the year	57,860	97,342	156,036	99

Cash and cash equivalents at end of the year	€73,423	€57,860	€97,342	€73,423

Supplemental disclosure of cash flow information:
Interest paid	€11	€8	€—	€19

Supplemental disclosure of non cash investing and financing activities:
Equipment acquired under capital lease obligations:	€266	€264	€—	€530

See accompanying notes to the financial statements.

FIN-8

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

December 31, 2003 and 2002

1.	Description of Business and Summary of Significant Accounting Policies

Description of Business, History and Principal Shareholders

Novuspharma S.p.A. (“Novuspharma” or “the Company”) is a development stage biopharmaceutical company focused on the treatment of cancer, both by modifying existing chemotherapies to make them more effective and less toxic and by developing completely novel therapeutics for treatment of the disease. The Company, with headquarters and a research facility in Bresso (Milan), Italy, began operations in 1999 following the spin-off of the oncology research and development center of Boehringer Mannheim Italia S.p.A..

The Company, incorporated on September 21, 1983, was dormant until December 31, 1998. Novuspharma S.p.A. began an operational structure on January 1, 1999, following the purchase of a business unit (made up of the assets and liabilities of the Boehringer Mannheim Italia S.p.A. research centre).

In November 2000, ordinary shares of the Company were listed on the Italian Stock Market (Italian Nuovo Mercato).

On June 17, 2003, Novuspharma and Cell Therapeutics, Inc. (CTI) (NASDAQ: CTIC) announced the signing a definitive merger agreement providing for the merger of Novuspharma into CTI. CTI, a Seattle, US-based public biopharmaceutical company, markets TRISENOX in the US and Europe and is developing XYOTAX™ (CT-2103), which is in pivotal phase III trials for lung cancer. The merger became effective on January 1, 2004 when all closing conditions were satisfied (see note 14). Under the agreement, which has been unanimously approved by the boards of directors of both companies, Novuspharma shareholders received 2.45 shares of CTI common stock for each Novuspharma ordinary share, or approximately 15.6 million CTI shares. On a fully diluted basis these shares represented approximately 31% ownership for Novuspharma stockholders at the time of the merger. The combined entity is traded on both the NASDAQ and the Nuovo Mercato under the ticker symbol CTIC.

As of December 31, 2003, the Company’s pipeline includes two investigational advanced stage cytotoxics in the DNA intercalator family of molecules in clinical development:

•	Pixantrone is in Phase III clinical trials in indolent NHL, Phase II clinical trials in both aggressive and indolent NHL and is expected to enter clinical trials in MS during the first semester of 2004;

•	in 2003, BBR 3576 completed Phase II clinical trials in HRPC.

FIN-9

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

In addition to the advanced stage cytotoxics, Pixantrone and BBR 3576, the Company is also using its experience in cancer treatment to build an early stage pipeline of small molecules designed to attack tumors through novel mechanisms of action, which includes the following:

•	platinum compounds which are in late pre-clinical development;

•	proteasome inhibitors which are approximately one year from Phase I clinical trials, in collaboration with Cephalon, Inc.; and

•	HIF-1 inhibitors are believed to be approximately two years from Phase I clinical trials, in collaboration with the U.S. National Cancer Institute.

On December 31, 2003, the company’s investors with shareholdings of more than 2% were Novuspharma Invest N.V., owned by two venture capital companies—Atlas Venture and Sofinnova—with a stake of 28.64%, 3i Group Plc with a stake of 9.71%, HBM Bioventures Ltd. with a stake of 9.09%, and Silvano Spinelli with a stake of 3.64%.

Collaborative Research

During 2002, the Company formed collaborations with leading academic institutions and biopharmaceutical companies for products in the research phase. In May 2002, Novuspharma signed an agreement with the US biopharmaceutical company Cephalon, for the development of novel cancer therapeutics based on proteasome inhibition. This was followed by an agreement with the US National Cancer Institute in September 2002, focused on HIF-1a, a transcription factor known to be involved in a number of tumour processes and angiogenesis.

Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. Cash equivalents represent short-term investments consisting of repurchase agreements, carried at cost, which approximates market value.

Securities Available-for-Sale

The classification of debt securities available-for-sale is determined at the time of purchase. The Company’s investment portfolio is classified as available-for-sale and carried at fair value based on quoted market prices with unrealized gains and losses included in accumulated other comprehensive income and loss. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in investment income. Realized gains and losses, interest and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method.

Portfolio Risk

Novuspharma is subject to concentration of risk primarily from cash and cash equivalents that are placed with two major financial institutions. Under their investment guidelines, credit risk is managed by diversification of the investment portfolio and by the purchase of investment-grade securities.

FIN-10

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

Revenue Recognition

Qualifying costs for certain research and development projects are partially reimbursed through research and development grants from the Ministero Istruzione Università e Ricerca (“MIUR”—the Italian Ministry for Education, University and Research), a department of the Italian government, and certain other governmental entities. Generally, such grants are recognized as revenue in the period the related costs are incurred, upon the formal approval of the respective grantor. Amounts for which the Company has requested reimbursement but has not yet received payment are included in other current assets and advance payments received are included in deferred revenue. The Company recognized revenue related to research and development grants of € 1,677 thousand, € 5,493 thousand and € 1,396 thousand for the years ended December 31, 2003, 2002 and 2001 respectively. With Novuspharma’s merger with and into CTI and the subsequent establishment of a CTI branch, the Company has requested that MIUR assign the reimbursements under the grants to CTI. The company is awaiting the response from MIUR. Due to the uncertainty of the assignment of the reimbursements, the Company has not yet recognized as revenue € 923 thousand of grants receivable from MIUR for 2003 qualifying costs.

Revenue from research and development services provided to third parties is nonrefundable and is recognized upon completion of the services and acceptance by the customer. The Company recognized revenue of € 0 thousand, € 0 thousand and € 90 thousand for the years ended December 31, 2003, 2002 and 2001, respectively, relating to research and development services provided to third parties.

On September 1, 2003, the Company signed a transition service agreement with Cell Therapeutics, Inc. (“CTI”) under which the parties will provide services and materials to each other to promote the efficient integration of their business activities. For the year ended December 31, 2003, the Company generated € 1,013 thousand in revenue from research activities provided to CTI.

Nonrefundable and noncreditable up-front payments received under license and collaboration agreements are recognized ratably over the period of the respective arrangement. Where the Company is obligated to provide specified future deliverables under a licensing agreement, a portion of the up-front payment equal to the fair value of the future deliverable is deferred until delivery occurs. Nonrefundable and noncreditable milestone payments received are recognized upon the completion of substantive milestones, as specified in the related agreements. License and collaboration agreements provide for royalties to be paid to the Company for future sales of product. To date, no up-front payments, milestones or royalties have been earned. Deferred revenue is comprised of cash received in advance of the related revenue being recognized.

Research and Development Expenses

Research and development expenses include related salaries and benefits, clinical trial costs, contract and other outside service fees, and facilities and overhead costs. Research and development expenses consist of costs incurred for proprietary and collaboration research and development and also include activities such as product registries and investigator sponsored trials. Research and development costs are expensed as incurred. In instances where the Company enters into agreements with third parties for research and/or clinical trial activities, costs are expensed upon the earlier of when amounts are due or when services are performed.

The agreements with third parties for research and/or clinical trial activities are typically fixed price contracts for material research and development expenditures, whereas the Company enters into fee-for-service contracts for other research and development expenditures. The Company is usually billed in these arrangements based on a combination of different methods: (a) upon entering into the relevant contract, (b) upon the occurrence of certain performance and/or temporal milestones specified in the contract and/or (c) in monthly installments. With respect to material research and development expenditures, the majority of the fixed price contracts are billed upon the occurrence of certain milestones.

FIN-11

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

In general, third party research and development service contracts are terminable solely by the Company. There are no specific termination provisions that could impact the Company’s accounting. Amounts paid by the Company to third parties under these arrangements are not refundable and therefore do not have any impact on the Company’s accounting since costs are recorded when incurred or when the non refundable amounts are paid and hereafter the Company cannot request refunds of such costs.

The Company monitors the provision of research and development services through a project management system electronically integrated with the Company’s accounting and through continuous monitoring of third party research and development activities by the Company’s scientific employees overseeing the relevant project. Expenses are recorded on an accrual basis each month based upon the earlier of when amounts are due or when services are performed.

Employees’ Leaving Entitlement

The Company’s employees are entitled to a lump sum payment on leaving for what ever reason pursuant to Italian Law. The Company accrues such costs, net of applicable advances, over the employees’ service periods. Amounts are based on compensation and on years of service.

The EITF reached a consensus in Issue No. 88-1 that entities may determine the vested benefit obligation either as the actuarial present value of the vested benefits to which the employee is entitled if he separates immediately (approach 1), or the actuarial present value of the vested benefits to which the employee is currently entitled, but based on the employee’s expected date of separation or retirement (approach 2). The Company has adopted approach 1.

Plant and Equipment

Plant and equipment are carried at cost, less accumulated depreciation. Leasehold improvements are depreciated over the lesser of the useful life or the term of the applicable lease using the straight-line method. Depreciation commences at the date assets are placed in service and is calculated using the straight-line method over the estimated useful lives of the respective assets, determined to be between three and ten years.

The Company performs reviews of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount might not be recoverable.

Maintenance and repairs are charged to expense when incurred, while improvements are capitalized. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective amounts and any gain or loss is reflected in operations.

Goodwill

On January 1, 2002, the Company fully adopted SFAS, 142, Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill and indefinite life intangible assets no longer be amortized, but rather be tested for impairment annually, written down when impaired, and requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. The Company performed an impairment test of goodwill upon transition to SFAS 142 on January 1, 2002, and the subsequent first annual impairment test in the fourth quarter of 2002 and 2003, and found no impairment. The Company will continue to evaluate goodwill for impairment on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be impaired. Net loss and net loss per share adjusted to exclude amortization expense are reported in note 2.

FIN-12

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

Other Intangible Assets

Other intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the respective assets, determined to be three to five years.

The caption refers exclusively to industrial patents and similar rights acquired on January 1, 1999 as a part of the purchase of the business of the Research Centre of Boehringer Mannheim Italia S.p.A

The amortization expense of other intangible assets for the years ended December 31, 2003, 2002 and 2001 amounts to € 2 thousand, € 2 thousand and € 95 thousand, respectively.

Stock-based Compensation

In accordance with SFAS 123, Accounting for Stock-Based Compensation, the Company elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB 25), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of common stock at the date of grant over the stock option exercise price. Any deferred compensation is recognized over the vesting period. Under the Company’s plan, stock options are generally granted at fair market value.

In accordance with the provisions of SFAS 123, the Company applies APB 25 and related interpretations in accounting for their stock option plans and, accordingly, does not recognize compensation cost for options granted with exercise prices equal to or greater than fair value. If the Company elected to recognize compensation cost based on the fair value of the options granted at the date of grant as prescribed by SFAS 123, net loss applicable to common shareholders and basic and diluted net loss per share would have been adjusted, or increased, as follows (in thousands, except per share amounts):

	Year ended December 31,
	2003	2002	2001
Net loss:
As reported	€(31,825)	€(30,186)	€(11,965)

Compensation cost recognized under APB 25	9	4	2
Compensation cost under SFAS 123	(1,543)	(427)	(182)

As adjusted	€(33,359)	€(30,609)	€(12,145)

Basic and diluted net loss per share:
As reported	€(4.89)	€(4.65)	€(1.83)
As adjusted	€(5.13)	€(4.72)	€(1.85)

FIN-13

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS 123 and the Emerging Issues Task Force (EITF) consensus in Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is periodically remeasured as the underlying options vest.

Treasury Stock

The shareholders, at meetings held on April 9, 2001, April 24, 2002 and April 24, 2003, resolved to authorise the Board of Directors to purchase the Company’s own shares on the market equivalent to no more than 10% of the Company’s share capital, and dispose of them at a time deemed suitable, for the purposes of:

•	making business agreements (new licences for compounds);

•	carrying out any extraordinary financial operations whenever needed;

•	establishing a stock option plan;

•	ensuring a certain trading volume and supporting the price within a strategy to stabilise the share price performance.

The cost of acquired stock is shown separately as a deduction from capital stock, additional paid-in capital, and accumulated deficit. Gains on sales of treasury stock are credited to additional paid-in capital and losses are charged to additional paid-in capital to the extent that previous net gains from sales or retirements of the same class of stock are included therein, otherwise to accumulated deficit.

During the year ended December 31, 2001, the Company acquired and sold treasury stock for a net acquired amount of € 912 thousand and realized net gains on sales of treasury stock of € 2 thousand. During the year ended December 31, 2002, the Company acquired and sold treasury stock for a net acquired amount of € 1,567 thousand and realizing a net loss on sales of treasury stock of € 370 thousand. In 2003, the Company acquired and sold treasury stock for a net sales amount of € 2,479 thousand realizing a net loss on sales of treasury stock of € 882 thousand.

Income Taxes

In accordance with SFAS 109, Accounting for Income Taxes, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Liabilities are provided in full; assets are recognized to the extent that they are more likely than not to be recovered. The Company recognized a valuation allowance against the deferred tax assets to the extent that the recognition criteria have not been met.

Net Loss per Share

Basic net loss per share is calculated based on the net loss applicable to common shareholders divided by the weighted average number of ordinary shares outstanding for the year. Diluted net loss per share does not differ from basic net loss per share since the potential ordinary shares are antidilutive for all periods presented and, accordingly, are excluded from the calculation of diluted net loss per share.

FIN-14

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

Other Financial Instruments

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and other current assets, accounts payable and accrued liabilities approximate fair value due to their short maturities. Other assets and deferred charges include income tax credits and VAT receivables that do not have any fixed due date. Income tax credits will be used to off-set future income tax liabilities, and VAT receivables are used to offset withholding tax on employee’s salaries. Interest receivable includes accrued interest on cash and cash equivalents and on securities.

Transaction in foreign currency

Transactions in foreign currency are originally converted into Euros using the exchange rate ruling at the date of the transaction. Exchange rate differences, which arise upon the receipt or payment of the amounts in foreign currency, are recognised in the statement of operations as gains/losses on foreign currency. Outstanding receivables and payables in foreign currency at the year end are realigned to exchange rates ruling at the year end. Any exchange rate gains or losses arising from such realignment are stated in the profit and loss account under financial income and charges.

Segment information

Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information”, (“SFAS 131”) establishes standards for reporting information on operating segments in interim and annual financial statements. The Company chief operating decision makers review the profit and loss of the Company on an aggregate basis and manage the operation of the Company as a single operating segment. Accordingly, the Company operates in one segment, which is the business of developing drugs for human health care.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

In December 2003, the FASB issued FASB Interpretations No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities (“VIEs”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interest in VIEs created after December 31, 2003. For variable interest in VIEs created before January 1, 2004 the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interest of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE.

FIN-15

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

The adoption of FIN 46 is not expected to have material impact on the Company’s financial position and results of operations.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristic of both Liabilities and Equity, was issued in May 2003. This Statement establishes for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The statement also includes required disclosure for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

Other Comprehensive Income (Loss)

SFAS 130, Reporting Comprehensive Income/(Loss), requires unrealized gains and losses on securities available-for-sale to be included in other comprehensive income or loss.

Information regarding the components of accumulated other comprehensive income (loss) is as follows (in thousands):

	Year ended December 31,
	2003	2002	2001
Net unrealized gains (losses) on securities available for sale	€—	€(165)	€(175)

2.	Goodwill

Goodwill refers entirely to the excess of the price paid for the business over the fair value of its net assets upon its acquisition in 1999. Management believes this value will be recovered in the medium term on the basis of expected earnings.

Changes in the net carrying amount of goodwill from January 1, 2000 until December 31, 2003 are as follows (in thousands of Euros):

Gross value (arising in 1999)	€439
Accumulated amortization as of December 31, 2001	(263)

Balance as of December 31, 2001	€176

Balance as of December 31, 2002 and 2003	€176

FIN-16

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

Amortization expense of goodwill is as follows (in thousands):

	Year ended December 31,
	2003	2002	2001
Goodwill	€—	€—	€88

For the years ended December 31, 2002 and 2003 no goodwill amortization was recorded.

A reconciliation of previously reported net loss and net loss per share to the amounts adjusted for the exclusion of goodwill amortization follows (in thousands, except per share amounts):

	Year ended December 31,
	2003	2002	2001
Net loss	€(31,825)	€(30,186)	€(11,965)
Add back: Goodwill amortization	—	—	88

Adjusted net loss	€(31,825)	€(30,186)	€(11,877)

Basic and diluted net loss per share
Net loss	€(4.89)	€(4.65)	€(1.83)
Goodwill amortization	—	—	0.02

Adjusted net loss	€(4.89)	€(4.65)	€(1.81)

3.	Securities available-for-sale

As of December 31, 2003, there were no securities available-for-sale. The gross gain realized during 2003 was € 287 thousand. As of December 31, 2002, securities available-for-sale consisted of the following (in thousands):

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Corporate bonds
Corporate bonds with a fixed interest rate	€20,124	€202	€(162)	€20,164
Corporate bonds with a floating interest rate	9,492	1	(52)	9,441
Corporate bonds with a step up interest rate	1,000	—	(150)	850
Corporate bonds with equity portfolio linked	10,000			10,000

	40,616	203	(364)	40,455
Treasury bond
CCT	10,032	—	(4)	10,028

	€50,648	€203	€(368)	€50,483

As of December 31, 2002, € 27,454 thousand of securities available-for-sale had contractual maturities of less than one year, while € 23,029 thousand had contractual maturities more than one year. Gross gains realized during 2002 were € 255 thousand. The corporate bonds with equity portfolio linked have not resulted in unrealized gains or losses as such bonds have guaranteed repayable principal amounts and the Company has consistently recorded this asset based solely on its fair value, which is equal to the guaranteed repayable principal amount.

FIN-17

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

4.	Plant and Equipment

Plant and equipment consist of the following (in thousands):

	December 31, 2003	December 31, 2002
Leasehold improvements (1)	€1,385	€858
Software (2)	812	668
Plant and machinery (3)	4,806	4,108
Furniture and equipment (4)	1,668	1,221
Equipment acquired under capital leases (5)	530	264

	9,201	7,119
Less: accumulated depreciation	(3,462)	(2,073)

	€5,739	€5,046

(1)	Leasehold improvements refer to reconstruction work performed on new offices and laboratories.
(2)	Software refers to software licenses.
(3)	Plant and machinery refers to tools owned in the research laboratories and to the pilot formulation plant.
(4)	Furniture and equipment mainly include furnishings, electronic machinery and hardware.
(5)	Capital leases refer to laboratory equipment (note 7).

Depreciation expense recognized in the statements of operations for the years ended December 31, 2003, 2002 and 2001 amount to € 1,395 thousand, € 1,113 thousand and € 611 thousand, respectively.

5.	Accounts payable and accrued expenses

Accounts payable consist of the following (in thousands):

	December 31, 2003	December 31, 2002
National suppliers	€1,593	€1,360
Foreign suppliers	2,560	3,687
Tax payables	375	205
Social security payables	262	236
Others	12	18

	€4,802	€5,506

FIN-18

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

Accrued expenses consist of the following (in thousands):

	December 31, 2003	December 31, 2002
Employee compensation and related expenses	€741	€709
Invoices to be received:
- Research and development expenses	1,945	3,173
- Selling, general and administrative expenses	500	186
Credit notes to be received from suppliers	(48)	(27)

	€3,138	€4,041

6.	Deferred revenues

Deferred revenues refer exclusively to the advance payment of 20% of State grants to law 451/94 and “Decreto Ministeriale” (DM) 954/97. These amounts will be credited to the statement of operations on an accrual basis against research expenses incurred. In 2003, no unearned up-front payments, milestones or royalties have been received.

Deferred revenues are as follows (in thousands):

	December 31, 2003	December 31, 2002
Law 451/94	€373	€668
DM 954/97	63	—

Total deferred revenues	436	668
Less: current portion	(436)	(668)

Deferred revenues, less current portion	€—	€—

7.	Commitments and significant agreements

The Company leases office and laboratory space under operating leases. Rent expense amounted to € 1,308 thousand, € 1,126 thousand and € 965 thousand for the years ended December 31, 2003, 2002 and 2001, respectively.

Future minimum lease commitments for non-cancellable operating leases at December 31, 2003 are as follows (in thousands):

2004	€1,217
2005	1,205
2006	1,200
2007	600

€4,222

During 2002, the Company entered into a short term capital lease agreement to finance € 264 thousand in mass-spectrometum equipment purchases. The borrowing is payable in equal installments of € 5 thousand over a period of 47 months. The first payment, amounting to € 26 thousand, was due at the beginning of the lease term. The agreement is classified as capital lease and expires in March 2006. The redemption price amounts to € 26 thousand.

During 2003, the Company entered into a short term capital lease agreement to finance € 266 thousand in mass-spectrometum equipment purchases. The borrowing is payable in equal installments of € 5 thousand over a period of 47 months. The first payment, amounting to € 27 thousand, was due at the beginning of the lease term. The agreement is classified as capital lease and expires in October 2007. The redemption price amounts to € 27 thousand.

FIN-19

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

On September 2, 2002, the Company entered into an agreement with Micromet AG (“Micromet”) to co-develop MT201, a fully human antibody which is in phase I clinical studies in hormone-refractory prostate cancer. Under the terms of the agreement with Micromet, the Company made an up-front payment and further milestone and committed payments totaling € 6.5 million. Development costs were equally shared between the two companies. In return, the Company will receive 40% of the anticipated MT201 revenue stream. The cost incurred by Novuspharma was € 7,905 thousand and € 5,630 thousand at December 31, 2003 and 2002 respectively.

In May 2002 the Company entered into an agreement with Cephalon Inc., a US biotechnology company, to collaborate on the discovery and development of novel cancer therapies based on proteasome inhibition. Under this agreement the Company did not make any upfront payment and will not pay any milestone payments but all the research and development costs, until proof of concept is achieved in patients, will be incurred by Novuspharma. Subsequent development costs will be jointly supported by the two companies. Cephalon will retain marketing rights in the Americas and Japan, whereas Novuspharma will retain rights in Europe and the rest of the world. The costs incurred by Novuspharma for the Proteasome Inhibitors project were € 1,446 and € 941 thousand for the years ended December 31, 2003 and 2002 respectively.

Moreover the Company has several agreements with Contract Research Organizations (CROs), which have a duration greater than one year, for the development of the Company’s products, from which significant commitments do not arise.

Pharmaceutical Research Associates Inc. (“PRA”), a US based contract research organization, filed a claim against the Company, currently CTI Europe, alleging that CTI Europe had purportedly breached a clinical trials agreement for a phase III clinical trial related to BBR 2778. PRA is seeking payment of unpaid invoices totaling approximately €350,000 as well as an additional €300,000 related to unbilled expenses which were neither within the scope of the agreement nor related to services that PRA provided the Company. CTI Europe has formally rejected PRA’s allegations and filed a counterclaim for breach of contract against PRA. Management believes that PRA’s allegations are without merit and intends to seek recovery based on its counterclaim. Management also believes the ultimate outcome will not have a material adverse impact on the Company’s financial condition or results of operations. Arbitration for the case will begin during July 2004 and an arbitration proceeding award is expected to be rendered between December 2004 and March 2005.

8.	Long-term obligations

Long-term obligations consists of the following (in thousands):

	December 31, 2003	December 31, 2002
Employees’ leaving entitlement	€1,005	€1,002
Capital lease obligations	284	153
Loan granted by “MIUR”	401	—

	€1,690	€1,155

Maturities of the long-term obligations related to the capital lease obligations, at December 31, 2003 are as follows (in thousands):

2004	€122
2005	104
2006	78
Less interest portion	(20)

€284

The loan granted in 2003 by “MIUR” is related to an agreement with the Italian Minister for Education, Universities and Research (MIUR) in order to finance research activities. This agreement provided for a benefit, on the basis of submitted research and development costs, amounting to € 4,622 thousand (equal to 95% of research and development budgeted costs) composed as follows:

•	€ 2,289 thousand, equal to 47% of the total amount, as a facilitated interest bearing loan;

FIN-20

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

•	€ 2,543 thousand, equal to 53% of the total amount, as a research grant.

In 2003, the Company received a payment related to the research grant amounting to € 508 thousand of which € 445 thousand had been recognized in revenue through December 31, 2002. In 2003 the Company received the first portion of the facilitated interest-bearing loan for an amount of € 401 thousand.

The MIUR loan has repayment terms from 2008 to 2012.

9.	Capital stock

Common stock and additional paid-in capital

The share capital underwritten and paid at January 1, 2000 was € 188 thousand, and consisted of 3,646 thousand ordinary shares with a par value of € 0.052 each.

The increase in share capital of a maximum of € 1,549,371, resolved by the shareholders at an extraordinary meeting held on November 25, 1999, was partially underwritten and paid in March and April 2000 for a total of 870 thousand common shares amounting to € 45 thousand of capital stock. The shareholders, at the general meeting of 18 April 2000, resolved to withdraw the remaining part of the share capital increase that was not underwritten by April 14, 2000. As a consequence, issued shares increased from 3,646 thousand to 4,516 thousand.

On November 2000, the Company completed a placement of 2,050 thousand common shares resulting in net proceeds of € 153,077 thousand, of which € 152,971 was recorded as additional paid-in capital. As a consequence, issued shares increased from 4,516 thousand to 6,566 thousand. During 2000 additional paid-in capital also increased by € 8,723 thousand due to the shareholders’ contribution consisting of contributions paid by the majority shareholder, Novuspharma Invest N.V., in order to increase equity and to cover losses.

The shareholders resolved at a meeting held on April 9, 2001 to convert the capital stock from Lira to Euros and at the same time increase the nominal value of shares from € 0.052 to € 1 through using the additional paid-in capital. As a consequence, capital stock increased from € 339 thousand to € 6,566 thousand.

During 2001, additional paid-in capital increased by € 2 thousand due to realized gains on sales of treasury stock, and by € 15 thousand due to the recognition of stock-based compensation.

During 2002, additional paid-in capital decreased by € 2 thousand due to realized losses on sales of treasury stock and increased by € 418 thousand due to the recognition of stock based compensation.

On October 23, 2003, the shareholders’ meeting approved the merger with Cell Therapeutics, Inc. (“CTI”), a public company listed on the NASDAQ National Market, under which the Company would merge with and into CTI in a stock-for-stock exchange. Under the merger agreement, the Company’s shareholders received 2.45 shares of newly issued CTI common stock in exchange for each Novuspharma ordinary share upon the closing of the merger on January 1, 2004.

Under Italian law, the Company’s shareholders could exercise a recission right as the registrated office of the Company will move outside Italy. In December 2003, some shareholders exercised these rights and received a cash payment for their 186,941 Novuspharma ordinary shares,

FIN-21

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

amounting to € 4,055 thousand. In accordance with the merger agreement, the cash payment was determined on the basis of the Company ordinary share average closing price from April 23, 2003 to October 23, 2003 on the Italian Nuovo Mercato, which amounted to € 21.69.

Treasury Stock

In May 2001, the Company put into action a plan for the purchase and sale of its own shares, in accordance with a resolution made by shareholders on April 9, 2001. Treasury stock as of December 31, 2001 amounted to 24,271 shares (approximately 0.37% of existing stock) was acquired at an average price of € 37.56 per share and was recognized as a reduction of shareholders’ equity of € 912 thousand.

The shareholders, at a meeting held on April 24, 2002, authorized the Board of Directors to purchase treasury stock equivalent to no more than 10% of the Company share capital. As of December 31, 2002, the Company owned 87,241 of its own shares (approximately 1.3% of existing share capital), having an average purchase price of approximately € 28.42 per share. The amount of € 2,479 thousand was recognized as a reduction of shareholders’ equity.

The shareholders, at a meeting held on April 24, 2003, authorized the Board of Directors to purchase treasury stock equivalent to no more than 10% of the Company share capital. In 2003, the Company sold all its treasury stocks (approximately 0.08% of existing share capital), realizing a net loss of € 882 thousand which was recognized as a reduction of shareholders’ equity.

10.	Stock options

At a meeting held on April 18, 2000 shareholders resolved to grant powers to the Board of Directors to increase share capital by a maximum amount of € 67,770 by issuing 67,770 ordinary shares with a nominal value of € 1 each to service future stock option plans in favor of employees of the Company. The regulations of the stock option plan had already been approved by the Board of Directors. As at December 31, 2003, 67,770 stock options had been granted to Company employees. The exercise price range from of € 20.75 to € 35.67. The increase in share capital to service the plan will be made in different annual tranches starting from 2003, according to the requests to exercise option rights received from the beneficiaries of the plan.

At a meeting held on April 9, 2001, shareholders resolved to grant powers to the Board of Directors to increase share capital by a maximum amount of € 200,000 by issuing 200,000 ordinary shares with a nominal value of € 1 each to service future stock option plans. With regard to this share capital increase, the Board of Directors approved two different regulations, (one for Company employees and one for consultants and Board Members) and at December 31, 2003, 208,000 stock options had been granted. The exercise price ranges from € 14.29 to € 34.60. The increase in share capital to service the plan will be made in different annual tranches starting from 2004, according to the requests to exercise option rights received from the beneficiaries of the plan.

At a meeting held on April 24, 2002, shareholders resolved to grant powers to the Board of Directors to increase share capital by a maximum amount of € 250,000 issuing 250,000 ordinary shares with a nominal value of € 1 each to service future stock option plans, subsequent to which Board of Directors agreed the details of the issue. At December 31, 2003, 104,500 stock options had been granted.

FIN-22

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

On December 20, 2003, in connection with the plan of merger and in accordance with the original terms of the stock options plan which contains provision under which the Board of Directors may accelerate the vesting date if a specific event or condition occurs (change in controls) the Company accelerated the vesting period of the outstanding stock options. The acceleration of the vesting period is a discretionary action which triggers a new measurement date. Accordingly, in accordance with FIN 44 “Accounting for certain transaction involving stock compensation”, the unamortized intrinsic value has been debited to the statement of operations while no additional compensation cost arose as, at the new measurement date, the exercise price was greater than the market price of the options. In connection with the plan of merger, all unexercised stock options expired at the time of the merger. Accordingly, 210,270 options expired at December 31, 2003.

The movements incurred in the stock option plans from January 1, 2001 are as follows:

	Outstanding stock options	Weighted average exercise price per share
Balance January 1, 2001	—
Granted	66,550	€34.98

Balance December 31, 2001	66,550	34.98
Granted	159,720	28.56
Cancelled	(8,000)	34.04

Balance December 31, 2002	218,270	30.68
Granted	162,000	21.49
Cancelled	(170,000)	23.02
Expired	(210,270)	€29.89

Balance December 31, 2003	—

FIN-23

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

SFAS 123 encourages, but does not require, entities to adopt the fair value method of accounting for their stock-based compensation plans. Under this method, compensation cost for stock-based compensation plans is measured at the grant date based on the fair value of the award and is recognized over the vesting period. Pro forma information regarding net loss and net loss per share required by SFAS 123 as disclosed in Note 1 has been determined as if the Company had accounted for our employee options under the fair value method of SFAS 123. As the Company’s stock options are Bermudan’s call option, the fair value has been determined using an extension of the Cox -Rubenstein option pricing model.This model requires highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value. The assumptions utilized for valuing the Company’s stock option plans are as follows:

	Year ended December 31,
	2003	2002	2001
Expected life	2 years	2 years	3 years
Risk-free interest rate	2.24%	2.88%	5.15%
Volatility	39%	43%	59%
Dividend yield	0%	0%	0%

The weighted average estimated fair value at the date of grant, as defined by SFAS 123, for options granted in fiscal 2003, fiscal 2002 and fiscal 2001 was €6.41, €8.14 and €16.10 per option, respectively.

During the year ended December 31, 2001, in connection with the granting of certain options to employees, the Company recorded € 15 thousand of deferred stock compensation representing the difference between the exercise price and the fair value of our common stock on the measurement date of 3,700 options. This amount was recognized as deferred charges and will be charged to statements of operation upon the vesting period of 46 months. In connection with these options, the Company recognized stock compensation expense of € 2 thousand, € 4 thousand and € 9 thousand during 2001, 2002 and 2003 respectively.

In accordance with EITF 96-18, all equity instruments issued to non-employees are accounted for at the estimated fair value of the equity instruments. The value of the instrument is amortized to expense over the vesting period with final valuation measured on the vesting date. During 2002, options to acquire 50,000 shares of common stock were accounted for based on their estimated fair values. In connection with these options the Company recognized stock compensation expense of € 172 thousand and € 246 thousand during 2002 and 2003 respectively. As the Company’s stock options are Bermudan call options, the fair value has been determined using an extension of the Cox-Ross-Rubenstein option pricing model.

11.	Net loss per share

Basic and diluted net loss per share is calculated using the average number of common shares outstanding (average number of common shares issued net of the average number of treasury stock owned by the Company during the period) as follows (in thousands of Euros, except share data):

	Year ended December 31,
	2003	2002	2001
Net loss	€(31,825)	€(30,186)	€(11,965)
Weighted average common shares outstanding	6,508,576	6,491,771	6,553,551
Net loss per share:
Basic and diluted	€(4.89)	€(4.65)	€(1.83)

The reconciliation between the weighted average common shares issued and the weighted average common shares outstanding are as follows:

	Year ended December 31,
	2003	2002	2001
Weighted average common shares issued	6,550,835	6,566,200	6,566,200
Weighted average treasury stock owned	(42,259)	(74,429)	(12,649)

Weighted average common shares outstanding	6,508,576	6,491,771	6,553,551

FIN-24

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

The following potentially dilutive common shares were excluded from the computation of net loss as their effect was antidilutive.

	Year ended December 31,
	2003	2002	2001
Stock options	—	218,270	66,550

12.	Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets.

The components of net deferred taxes are as follows (in thousand):

	December 31, 2003	December 31, 2002
Deferred tax assets:
Accumulated tax loss carry forwards	€31,781	€21,315
Intangible assets	—	1,131
Inventory	552	981
Other assets and deferred charges	45	126

Gross deferred tax assets	32,378	23,553
Less valuation allowance	(32,311)	(23,479)

	67	74

Deferred tax liabilities:
Securities	(67)	(74)

Gross deferred tax liabilities	(67)	(74)

Net deferred tax assets	€—	€—

As of December 31, 2003, the Company had tax loss carry-forwards of approximately € 96,307 thousand, as indicated in the table below (amounts in thousands).

	Amount	Tax rate (33%)	Expiration year
1999	€4,681	€1,545	2004
2000	9,455	3,120	2005
2001	16,555	5,463	2006
2002	30,116	9,938	2007
2003	35,500	11,715	2008

	€96,307	€31,781

With Novuspharma’s merger with and into CTI and the subsequent establishment of a CTI branch in Italy, there was some uncertainty if the net operating losses incurred and carried forward by Novuspharma can be transferred to CTI Italian branch. In February 2004, the Company filed for a tax ruling with the Italian Tax Authorities seeking a determination whether the Novuspharma net operating losses can be carried forward to the CTI Italian branch. In June 2004, the Italian Tax Authorities responded stating that the right existed provided certain thresholds specified by Italian tax law were met. The Company is uncertain as to whether these thresholds have been met and if they apply to the Company at all. Accordingly, the Company plans to file for a further tax ruling.

FIN-25

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

13.	Related party disclosure

In April 2002, Novuspharma acquired the full rights to a research programme focused around the discovery of inhibitors of Hypoxia Inducible Factor (HIF-1a) from Prolifix Ltd., a UK based biotechnology Company. This acquisition is to be considered an operation between related parties as two of the principal shareholders of Novuspharma (3i and Atlas Venture – through Novuspharma Invest N.V.) at the time of acquisition, were also shareholders of Prolifix. The acquisition was thoroughly evaluated by nonrelated Board Members. Management believes that the amount paid (€ 1.4 million) was in line with the market value of a project at this stage of development.

The co-development agreement with Micromet (described in note 7) is also to be considered an operation between related parties as one of the principle shareholders of Novuspharma (Atlas Venture—through Novuspharma Invest N.V.) is also a shareholder of Micromet. Dr. Erich Platzer, Novuspharma’s Chairman, is also the Chairman of Micromet’s Board of Directors, and Dr. Joel Basse serves as a member of the Board of Directors of both Novuspharma and Micromet. The value of the deal was evaluated by an non-executive director and confirmed by an independent consultancy firm jointly appointed by Novuspharma and Micromet. On January 1, 2004 Dr. Erich Platzer resigned as Chairman of Micromet’s Board of Directors.

At December 31, 2003 and 2002, the Company generated € 234 thousand and € 65 thousand in revenue from Micromet, respectively, and contributed to Micromet’s research and development expenses for € 7,905 thousand and € 5,630 thousand, respectively. At December 31, 2003 and 2002 there were € 22 thousand and € 64 thousand, respectively in amounts receivables from Micromet included in accounts receivable at those dates.

The transition service agreement with CTI (described in note 1) is also to be considered an operation between related parties as the parties entered into an agreement and plan of merger on June 16, 2003.

For the year ended December 31, 2003, the Company generated € 1,013 thousand in revenue from CTI and purchased equipment from CTI in the amount of € 158 thousand . At December 31, 2003 there were € 1,013 thousand in amounts receivable from CTI included in accounts receivable, € 125 thousand in accounts payable to CTI included in accounts payable and € 33 thousand in accrued expenses due to CTI included in accrued expenses.

14.	Subsequent events

On January 1, 2004 Novuspharma S.p.A. completed the merger, in a stock for stock exchange, with and into Cell Therapeutics, Inc. (“CTI”), a public company listed on the Nasdaq National Market. Cell Therapeutics issued approximately 15.6 million new shares of CTI common stock as consideration for the approximately 6.4 million Novuspharma ordinary shares outstanding on January 1, 2004. Holders of Novuspharma ordinary shares received 2.45 shares of CTI common stock for each outstanding Novuspharma ordinary share.

On February 10, 2004, Micromet AG (“Micromet”), a Munich, Germany-based company, filed a complaint against CTI in federal district court in Washington, asserting that CTI (Europe), the Company’s European Branch (formerly known as Novuspharma S.p.A.), had purportedly breached a contract with Micromet for the development of MT-201, a fully human antibody targeting the EP-CAM molecule. The claims allege that CTI (Europe) failed to pay for certain milestones and development expenses owed under the contract. On February 23, 2004, CTI answered the complaint, denying the substance of the allegations, and filed counterclaims for breach of contract and for rescission of the contract based on Micromet’s misrepresentations and failures to disclose material information which includes preclinical tests which were determined to be invalid. Management believes that Micromet’s complaint is without merit and intends to vigorously defend against the Micromet action, as well as to seek recovery based upon its counterclaims. Management believes the ultimate outcome will not have a material adverse impact on the Company’s financial condition or results of operations.

FIN-26